===============================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           NATIONAL AUTO CREDIT, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           NATIONAL AUTO CREDIT, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:________

     (2) Aggregate number of securities to which transaction applies:___________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_____________

     (4) Proposed maximum aggregate value of transaction:_______________________

     (5) Total fee paid:________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:________________________________________________

     (2) Form, Schedule or Registration Statement No.:__________________________

     (3) Filing Party:__________________________________________________________

     (4) Date Filed:____________________________________________________________
===============================================================================

                         [NATIONAL AUTO CREDIT LOGO]
                             NATIONAL AUTO CREDIT

                              30000 AURORA ROAD
                              SOLON, OHIO 44139

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JUNE 21, 1995

     Notice is hereby given that the Annual Meeting of Stockholders of National Auto Credit, Inc., will be held at the Company's principal executive offices, 30000 Aurora Road, Solon, Ohio 44139, on Wednesday, June 21, 1995, at 10:00 A.M. (Eastern Daylight Savings time), for the following purposes:

     1. To elect two directors to serve for a term of three years; and

     2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on May 12, 1995, are entitled to notice of and to vote at said meeting or any adjournment thereof.

     By order of the Board of Directors.

                                            THOMAS J. DOSTART
                                            Vice President, General Counsel and
                                            Secretary
May 19, 1995

     STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                          [NATIONAL AUTO CREDIT LOGO]
                             NATIONAL AUTO CREDIT

                               30000 AURORA ROAD
                               SOLON, OHIO 44139

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of National Auto Credit, Inc., a Delaware corporation (the "Company"), to be held on June 21, 1995, at the Company's principal executive offices, 30000 Aurora Road, Solon, Ohio 44139, and at any adjournment thereof.

     The Notice of Annual Meeting, this statement and the accompanying form of proxy, together with the Company's Annual Report to Stockholders for the fiscal year ended January 31, 1995 ("fiscal 1995"), are first being mailed to stockholders on or about May 24, 1995.

     The close of business on May 12, 1995 (the "Record Date"), has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On the Record Date, the Company had outstanding 25,728,345 shares of Common Stock, $.05 par value. Each of the outstanding shares is entitled to one vote. The holders of Common Stock of the Company have no cumulative voting rights in the election of Directors.

     Under Delaware law and the Company's Restated Articles and By-Laws, if a quorum is present at the meeting, the nominees for Directors who receive the greatest number of votes cast for the election of Directors at the meeting by the shares present in person or by proxy and entitled to vote will be elected Directors. An abstention from voting any share with respect to the election of any nominee for Director will have the practical effect of a vote against that nominee. A broker non-vote with respect to any share will not affect the election of Directors since the share is not considered present for voting purposes.

                             ELECTION OF DIRECTORS

     The Board of Directors consists of eight members.1 At the meeting, the Common Stock represented by valid proxies appointed will be voted, unless otherwise specified, for the election of Messrs. Sam J. Frankino and Noah T. Herndon each to serve a term of three years and until their respective successors are elected and qualified.

     If, by reason of death or other unexpected circumstance, the nominee(s) should not be available for election, the proxies will be voted for the election of such substitute nominee(s) as the Board of Directors may propose.

- ---------------

1 Effective January 31, 1995, Mr. Kelly W. Reagan resigned from the Board of
  Directors. As of the date of this Proxy, the Board of Directors has not named his successor.

     Set forth below is certain information relating to Messrs. Frankino and Herndon, the nominees for election as Directors, and to Directors of the Company whose terms of office will continue after the meeting:

                           NOMINEES FOR ELECTION AT THE ANNUAL MEETING
                           -------------------------------------------
                                                                          DIRECTOR       TERM
            NAME            PRINCIPAL OCCUPATION AND OTHER INFORMATION     SINCE       TO EXPIRE
            ----            ------------------------------------------    --------     ---------
Sam J. Frankino             Chairman of the Board since the Company's       1969          1998
                            inception in 1969, founder and majority
                            stockholder. Mr. Frankino also served as
                            Chief Executive Officer from 1969 to 1992
                            and from December 1993 until December
                            1994. Age 70.

Noah T. Herndon             Partner of Brown Brothers Harriman & Co.,       1992          1998
                            investment bankers, since 1974. Mr.
                            Herndon is also a Director of Amoskeag
                            Company, Fieldcrest Cannon, Inc. and Watts
                            Industries, Inc. Age 63.


                 DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING
                 ------------------------------------------------------------
                                                                          DIRECTOR       TERM
            NAME            PRINCIPAL OCCUPATION AND OTHER INFORMATION     SINCE       TO EXPIRE
            ----            ------------------------------------------    --------     ---------
Joseph P. Henley            Retired May 1991 from Ford Motor Credit         1993          1996
                            Company. Mr. Henley serves as Secretary
                            for the Board of Trustees for Brighton
                            Hospital & Brighton Health Services Corp.
                            and Board Member and Secretary for Legend
                            Condo Assoc. Age 68.
Robert J. Bronchetti        President and Chief Executive Officer, has      1993          1996
                            been employed by the Company since May
                            1991 and was appointed a Director in
                            September 1993. Mr. Bronchetti has held
                            the position of President since March 1994
                            and Chief Executive Officer since December
                            1994. Mr. Bronchetti previously held the
                            positions of Executive Vice President and
                            Chief Financial Officer, Vice President
                            and Chief Financial Officer, and Vice
                            President of Finance and Treasurer. Prior
                            to 1991, Mr. Bronchetti held various
                            financial management positions with
                            Engelhard Corporation and its wholly-owned
                            subsidiary, The Harshaw Chemical Company.
                            Age 47.

                         DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING
                         ------------------------------------------------------------
                                                                          DIRECTOR       TERM
            NAME            PRINCIPAL OCCUPATION AND OTHER INFORMATION     SINCE       TO EXPIRE
            ----            ------------------------------------------    --------     ---------

Edward A. Burkhart          Executive Vice President, has been              1994          1996
                            employed by the Company since 1982 and was
                            appointed a Director in April 1994. Mr.
                            Burkhart has held numerous positions with
                            the Company including Office Manager,
                            District Manager, Regional Director,
                            Regional Vice President and Senior Vice
                            President, Rental Operations prior to
                            assuming his present duties in March 1994.
                            Age 35.

Per E. Hoel                 Chairman of the Board and President of          1984          1997
                            Uni-Per, Inc., a management consulting
                            firm specializing in marketing and
                            finance, since 1976. Age 69.

Edward N. Leszczynski       Retired January 1986 from Ford Motor            1994          1997
                            Credit Company. Self-employed consultant
                            to various organizations, including the
                            Company. Teaches management analysis and
                            planning to Ford Motor Credit Company
                            supervisors and managers. Age 61.

     Messrs. Frankino and Hoel are the members of the Board's Executive Committee, which exercises all of the power and authority of the Board in the management of the business and affairs of the Company during intervals between Board meetings. The Executive Committee met three times during fiscal 1995.

     Messrs. Henley, Herndon and Hoel are members of the Board's Audit Committee, which reviews the services provided by the independent auditors retained by the Company, monitors the adequacy of the Company's internal accounting controls and reviews the annual financial statements of the Company. The Audit Committee met two times during fiscal 1995.

     Messrs. Henley, Herndon and Hoel are members of the Board's Executive Compensation Committee, which reviews the cash and non-cash compensation received by officers and key employees. The Executive Compensation Committee met one time in fiscal 1995.

     Four quarterly meetings of the Board of Directors were held during fiscal 1995. The Board of Directors does not have a Nominating Committee.

     Each incumbent Director and each member of the above Committees attended 75% or more of the meetings held by the Board of Directors and such Committees, respectively.


                           SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of the compensation earned for services rendered by the Company's Chief Executive Officers and each of the four other most highly compensated Executive Officers during the fiscal years ended
January 31, 1995, 1994 and 1993:

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                              ANNUAL COMPENSATION                    -------------------------
                                ------------------------------------------------     RESTRICTED     SECURITIES
                                                                   OTHER ANNUAL        STOCK        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION AT  FISCAL     SALARY       BONUS      COMPENSATION1      AWARDS2        OPTIONS       COMPENSATION3
       JANUARY 31, 1995          YEAR        ($)         ($)            ($)             ($)            (#)              ($)
- ------------------------------- ------     -------     -------     -------------     ----------     ----------     -------------
Sam J. Frankino4                 1995      325,769      51,000         4,916            47,500             0           1,967
Chairman of the Board            1994      283,231       1,000             0           118,750             0           2,316
                                 1993      400,000     100,000             0                 0             0           2,294

Robert J. Bronchetti4            1995      176,154       1,000         6,756            62,938             0           3,192
President and Chief Executive    1994      144,039      21,000             0            11,875             0           1,744
Officer                          1993      120,154      21,000             0                 0        10,000           1,500

Peter T. Zackaroff5              1995      138,846       1,000         4,928            24,344             0           2,943
Executive Vice President, Chief  1994      130,000      21,000             0            11,875             0           1,620
Legal Officer and Secretary      1993      125,477      35,000             0                 0        15,355           1,680

Edward A. Burkhart               1995      122,615       1,000         2,767            40,375             0           2,613
Executive Vice President         1994       82,365      16,000             0             8,906             0           1,103
                                 1993       75,943      22,500             0                 0        10,000           1,100

Kelly W. Reagan5                 1995      108,846       1,000         2,471             9,500        10,000           2,402
Senior Vice President, Fleet     1994      100,000      21,000             0            11,875             0           1,326
                                 1993       92,827      35,000             0                 0        15,000           1,362

David R. Thomson6                1995      108,192       1,000         2,323            40,375         7,500           1,521
Executive Vice President, Sales  1994       68,538       6,000             0             5,938             0             156
and Marketing                    1993           --          --            --                --            --              --

- ---------------

1 Amounts included in this column are annual automobile allowance tax benefits.
  Executive Officers who are Directors do not receive any additional compensation for serving on the Board of Directors.

2 These awards are fully vested but may not be sold or transferred until such time as the recipient directly owns and maintains Company stock equal to his annual salary, including bonus, or the individual terminates employment with the Company. Restricted stock holdings in excess of the required ownership amounts may be disposed of provided that minimum ownership requirements are maintained during the term of the individual's employment. The restricted shares awarded are eligible for any dividends the Company may declare on its Common Stock. There are no other shares of restricted stock held by these Executive Officers.

3 Messrs. Frankino, Bronchetti, Zackaroff, Burkhart, Reagan and Thomson had their term life and accidental death and disability ("AD&D") insurance premiums paid for by the Company. For fiscal years 1994 and 1993 the premiums were $120 for term life and $36 for AD&D. For fiscal year 1995, the premiums were $372 for term life and $48 for AD&D.

  In fiscal years 1995, 1994 and 1993 the Company contributed to Messrs. Frankino's, Bronchetti's, Zackaroff's, Burkhart's, Reagan's and Thomson's 401(k) Savings and Retirement Plan and Trust Accounts in the following amounts: Mr. Frankino -- $0, $0, and $1,348; Mr. Bronchetti -- $1,225, $96 and $847; Mr. Zackaroff -- $1,085, $79, and $961; Mr. Burkhart -- $949, $53, and
  $595; Mr. Reagan -- $851, $60 and $762; and Mr. Thomson -- $0, $0, and $0. In
  addition to the contributions noted above, in fiscal years 1995, 1994 and 1993 Messrs. Frankino, Bronchetti, Zackaroff, Burkhart, Reagan and Thomson received the following additional allocations to their 401(k) Savings and Retirement Plan and Trust Accounts: Mr. Frankino -- $1,547, $2,160, and $790; Mr. Bronchetti -- $1,547, $1,492, and $497; Mr. Zackaroff -- $1,438, $1,385, and
  $563; Mr. Burkhart -- $1,244, $894, and $349; Mr. Reagan -- $1,131, $1,110,
  and $444; and Mr. Thomson -- $1,101, $0, and $0.

4 Mr. Frankino served as Chief Executive Officer from 1969 to 1992 and from
  December 1993 until December 1994 at which time Mr. Bronchetti assumed the position of Chief Executive Officer.

5 Messrs. Zackaroff and Reagan resigned from their positions in February 1995.

6 These amounts reflect Mr. Thomson's compensation commencing with his date of employment, February 1, 1993.

                                  STOCK PLANS

1983 STOCK OPTION PLAN:

     The Executive Officers referred to in the cash compensation table, as well as salaried employees of the Company or any of its subsidiary corporations who, in the judgment of the Stock Option Committee (the "Option Committee"), occupy a professional or management position, were eligible to participate in the Company's 1983 Stock Option Plan (the "Option Plan"). The Option Plan provided for the granting of options for up to 2,710,651 shares of the Company's Common Stock, $.05 par value (the "Common Stock").

     The Option Committee determined to whom options were granted, the number of shares subject to option, and the terms of the option. No incentive or non-qualified stock options may be exercised, in whole or in part, prior to the expiration of 12 months following the date such option is granted. Twenty percent of these options becomes exercisable one year after the grant date, and an additional 20% becomes exercisable each year thereafter. Both the incentive and non-qualified stock options granted under the Option Plan terminate on the 10th anniversary of the date upon which they were granted and shall not be exercisable on or after such date. In the event an employee who has been granted options under the Option Plan leaves the Company, those vested options are exercisable within 90 days of the date of separation from employment (but in no event later than the end of the fixed term of such option). If an employee or former employee who was granted an incentive or non-qualified option dies, and at the time of his death was entitled to exercise any such option granted under the Option Plan, such option may be exercised within 12 months after the date of death (but no later than the end of the fixed term of such option) by his estate, or by a person who acquired the right to exercise such option by bequest or inheritance. Such option may be exercised only as to the number of shares of stock for which it could have been exercised at the date of death.

     The Option Plan was terminated on April 17, 1993.

1993 EQUITY INCENTIVE PLAN:

     The Company's 1993 Equity Incentive Plan (the "Plan") provides for the granting of incentive options, non-qualified options, stock appreciation rights, restricted stock appreciation rights, restricted stock and Common Stock (all of which are sometimes collectively referred to as "Awards") to the Executive Officers referred to in the cash compensation table as well as to other employees of the Company and its subsidiaries and any former employee of the Company eligible to receive an assumed or replacement award or award settlement. Awards may be granted singly, in combination or in tandem. In addition Awards may be made in combination, or in tandem with, in replacement of, or as the payment for grants or rights under any other compensation plan of the Company, including the Option Plan or the plan of any acquired entity.

     The Plan provides that not more than two million (2,000,000) shares of the Company's Common Stock may be issued pursuant to the Plan. The shares to be issued under the Plan may be authorized and unissued shares, treasury shares or a combination thereof.

     The Executive Compensation Committee (the "Committee") administers the Plan. The Committee is comprised of three non-employee Directors, all of whom must be "disinterested persons" as defined under the Plan. The Committee consists of Messrs. Henley, Herndon and Hoel. Such Committee selects the employees to whom grants are to be made and determines the form of the Award.

     Any compensation income realized by a participant with respect to any Award granted under the Plan shall be subject to withholding by the Company of income, employment or other taxes required by federal, state, local or foreign law. The Committee may in its discretion satisfy the withholding requirement by causing the entity or subsidiary employing the participant to withhold the appropriate amount of any and all of such taxes from any other compensation otherwise payable to such participant.

     During fiscal 1995 options were granted to the following named Executive
Officers: Kelly W. Reagan and David R. Thomson, as well as other Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                                                 VALUE AT ASSUMED
- ---------------------------------------------------------------------------------------------------      ANNUAL RATES OF STOCK
                      SECURITIES       % OF TOTAL                                                         PRICE APPRECIATION
                      UNDERLYING      OPTIONS/SARS                                                          FOR OPTION TERM
                       OPTIONS/        GRANTED TO      EXERCISE OR      GRANT DATE                            (10 YEARS)1
                         SARS         EMPLOYEES IN     BASE PRICE      MARKET PRICE     EXPIRATION     -------------------------
        NAME          GRANTED(#)      FISCAL YEAR       ($/SHARE)      OF STOCK ($)        DATE          5% ($)        10% ($)
- --------------------  -----------     ------------     -----------     ------------     -----------    ----------     ----------
Kelly W. Reagan          10,000           16.7%           11.00            11.00          8/01/04          69,190        175,340
David R. Thomson2         7,500           12.5%            6.56            13.13          4/14/04         111,192        206,184

- ---------------

1 The 5% and 10% assumed rates of appreciation are stipulated by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock. There is no assurance provided to any named Executive Officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed levels or at any other defined level.

2 The potential realizable value assuming no stock price appreciation for the option term for the options granted to Mr. Thomson is $49,275.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                         SHARES                             NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS/SARS
                       ACQUIRED ON                      OPTIONS/SARS AT YEAR-END(#)1            AT YEAR-END ($)2
                        EXERCISE          VALUE         -----------------------------     -----------------------------
         NAME              (#)         REALIZED ($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ---------------------- -----------     ------------     -----------     -------------     -----------     -------------
Sam J. Frankino             0                0            112,400            5,000         $ 470,675         $20,938
Robert J. Bronchetti        0                0             13,000           12,000         $  26,875         $23,750
Peter T. Zackaroff          0                0             36,499           15,000         $ 118,340         $27,625
Edward A. Burkhart          0                0             33,677           10,500         $ 116,366         $19,406
Kelly W. Reagan             0                0             34,170           25,000         $ 108,587         $27,625
David R. Thomson            0                0              7,500                0         $  31,406         $     0

- ---------------

1 Includes options with exercise prices ranging from $6.56 to $11.00.

2 Values are calculated using the January 31, 1995, Common Stock closing price of $10.75 per share as reported on the NASDAQ Stock Market.

                     BOARD'S COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee (the "Committee") is comprised of three non-employee Directors. The Committee regularly reviews the executive compensation policies and practices of the Company and establishes the salaries of Executive Officers. The Committee also administers the Company's 1993 Equity Incentive Plan. Committee members during fiscal 1995 were Mr. Noah T. Herndon (Chairman), Mr. Per E. Hoel and Mr. Joseph P. Henley.

     The Company's primary objective is to maximize stockholder value. To aid in accomplishing this goal, the Committee is guided by two principles in determining executive compensation policies: first, to attract, develop, reward and retain highly talented individuals; and second, to motivate Executive Officers to perform to the best of their abilities and to achieve both short-term and long-term Company objectives that will contribute to the overall goal of enhancing stockholder value.

     The Company's executive compensation program consists of two main elements:

     - Annual compensation, which is comprised of base salary and bonus, and

     - Long-term incentives that provide a financial opportunity through grants of restricted stock and other forms of stock-based awards. The compensation that may be realized by executives through these incentives is tied directly to the value of the Company's Common Stock in the future.

     The Committee believes that the Company's executive compensation program reflects the fundamental principles described above and provides strong incentives to executives to maximize Company performance.

     In establishing total compensation, the Committee considers a variety of measures of historical and projected Company performance. This review includes such measures as net income, return on equity, sales, and total market value. This information forms the basis for the Committee's assessment of the overall performance of its executives and is the cornerstone for establishing their compensation. The Committee also compares the Company's total compensation package (and, to the extent possible, the compensation of individual Executive Officers) with companies of comparable size and stature. The compensation comparison groups are not necessarily the same peer group companies used in the stock performance graph included in this Proxy statement. In addition, consideration is given to the specific functional responsibilities of each executive's position.

     Messrs. Frankino and Bronchetti each served as Chief Executive Officer of the Company during a portion of fiscal 1995. The total compensation received by each of Messrs. Frankino and Bronchetti was increased for fiscal 1995. In establishing their level of compensation, the Committee reviewed the Company's financial and business performance for fiscal 1994. The review was based on all of the performance criteria discussed above. The Committee did not assign relative weights to each of these criteria but rather made a subjective determination based on a consideration of all such factors collectively. The Committee also took note of the significant strategic actions and restructuring initiated by Messrs. Frankino and Bronchetti including the downsizing of the Company's rental operations and the restructuring of the Company to better position it to compete in the challenging used car financing environment.

     The Committee also awarded restricted stock to all Executive Officers in amounts ranging from 500 to 5,500 shares, as well as awarding stock options to select Executive Officers as is more fully disclosed under the Summary Compensation Table. These awards were based on the individual effort of each executive based upon the factors listed above.

     The Committee is continuing to review the qualifying compensation regulations issued by the Internal Revenue Service which provide that no deduction is allowed for applicable employee compensation paid by a publicly held corporation to a covered employee to the extent that compensation paid to the employee exceeds $1 million for the applicable taxable year, unless certain conditions are met. Currently, compensation to any employee is not expected to exceed $1 million and thus should not be affected by the qualifying compensation regulations.

                                            Respectfully submitted,

                                            Noah T. Herndon, Chairman
                                            Per E. Hoel
                                            Joseph P. Henley

                        DIRECTOR'S FEES AND COMPENSATION

     Each member of the Board who is not an employee of the Company is paid a Director's fee at the rate of $10,000 per year plus $500 and expenses for attendance at each meeting of the Board. In addition, Mr. Edward N. Leszczynski was paid $11,250 for consulting services rendered to the Company during fiscal 1995.

                            STOCK PERFORMANCE GRAPH

     The graph provided below compares the Company's cumulative stockholder return with that of the NASDAQ Stock Market Index (U.S. only) and the approximately 120 companies which comprise the Dow Jones Complete Financial Sector Index Group (Peer Group Index) for a period of five fiscal years commencing January 31, 1990 and ending January 31, 1995.

                COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN1 3
                NATIONAL AUTO CREDIT, INC., NASDAQ STOCK MARKET
                   INDEX (U.S. ONLY), AND DOW JONES COMPLETE
                            FINANCIAL SECTOR INDEX2

- --------------------------------------------------------------------------------
                                                        1/90     1/91     1/92     1/93     1/94     1/95
- ---------------------------------------------------------------------------------------------------------
             NATIONAL AUTO CREDIT, INC.                 100       83      119       80      137      113
- ---------------------------------------------------------------------------------------------------------
        DOW JONES COMPLETE FINANCIAL SECTOR             100       94      132      170      189      184
- ---------------------------------------------------------------------------------------------------------
            NASDAQ STOCK MARKET -- U.S.                 100      103      158      179      204      195
- ---------------------------------------------------------------------------------------------------------

- ---------------

1 The above graph assumes an investment of $100 on January 31, 1990, including reinvestment of all dividends, and indicates the appreciation of or depreciation of each investment over a five year period. The historical performance depicted on the graph is not necessarily indicative of future performance.

2 In prior years the Company selected a subclassification of the Russell 2000
  Consumer Discretionary and Services Group (Miscellaneous Services) as its peer group index based upon their similar average market capitalization. In June 1994 this Miscellaneous Services group was disbanded and each company was classified into other categories. Accordingly, since the Company is no longer able to use this peer group, the Company has selected the Dow Jones Complete Financial Sector as an appropriate industry index. The Company believes this new group is a reasonable line of business or industry index for evaluating the Company's Common Stock.

3 Notwithstanding anything to the contrary contained in any document filed by the Company with the Securities and Exchange Commission or elsewhere, this graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this graph.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that its Directors, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements with the following exceptions: (1) Mr. Kelly W. Reagan, Ms. Davida S. Howard and Mr. Gary
J. Mooney failed to report on Form 5 for the fiscal year ended January 31, 1995 the receipt of employee stock options granted during the fiscal year; and (2) Mr. Joseph P. Henley (who disclaims beneficial ownership) failed to file when due a Form 4 to report the acquisition by a trust for his spouse of a beneficial interest in shares of the Company's Common Stock. These filing deficiencies have been corrected.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to the only person known to the Company to be the beneficial owner, as of May 12, 1995, of more than 5% of the Company's outstanding Common Stock:

                             SHARES OF
                           COMMON STOCK          PERCENT OF
  NAME AND ADDRESS         BENEFICIALLY            CLASS
 OF BENEFICIAL OWNER         OWNED1 2           OUTSTANDING
- ---------------------    -----------------    ----------------
Sam J. Frankino             14,496,275             56.10%
30000 Aurora Road
Solon, Ohio 44139

- ---------------

1 Mr. Frankino has both voting and investment power with respect to the shares listed. Of the shares shown above, 366,015 shares are held by the Samuel J. and Connie M. Frankino Charitable Foundation, a qualified charitable foundation, as to which Mr. and Mrs. Frankino share voting and investment power. Mr. and Mrs. Frankino disclaim any beneficial interest in those shares.

2 Includes 112,400 shares which may be acquired within 60 days pursuant to the Company's 1983 Stock Option Plan (see Stock Plans on page 5).

SECURITY OWNERSHIP OF MANAGEMENT

     The following information is set forth with respect to shares of the Company's Common Stock beneficially owned, as of May 12, 1995 by all Directors, by the nominees for election as Directors of the Company, by each of the six most highly compensated Executive Officers, and by all officers and Directors of the Company as a group:

                                       SHARES OF
                                      COMMON STOCK     PERCENT OF
                                      BENEFICIALLY       CLASS
                NAME                     OWNED1        OUTSTANDING
- ------------------------------------- ------------     ----------
Sam J. Frankino......................  14,496,2752        56.10%
Robert J. Bronchetti.................      19,7002        *
Peter T. Zackaroff...................      26,0232        *
Edward A. Burkhart...................      38,7192        *
Kelly W. Reagan......................       6,4362        *
David R. Thomson.....................      11,5002        *
Noah T. Herndon......................       4,000         *
Joseph P. Henley.....................       2,000         *
Per E. Hoel..........................       2,000         *
Edward N. Leszczynski................       2,000         *
All Officers and Directors
  as a Group (14)....................  14,635,3612        56.43%

- ---------------

1 Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown as beneficially owned by such person. With respect to Mr. Frankino's beneficial ownership, see note 1 to the Security Ownership of Certain Beneficial Owners and Management table on page 11. Mr. Henley disclaims beneficial ownership of all 2,000 shares, which are held in trust for his spouse and over which he has neither voting nor investment power.

2 Includes shares which may be acquired within 60 days pursuant to the Company's
  1983 Stock Option Plan and 1993 Equity Incentive Plan (see Stock Plans on page
  5).

          Mr. Frankino....................................................  112,400
          Mr. Bronchetti..................................................   13,000
          Mr. Zackaroff...................................................   21,499
          Mr. Burkhart....................................................   33,677
          Mr. Reagan......................................................        0
          Mr. Thomson.....................................................    7,500
          The fourteen Executive Officers and Directors as a group........  207,276

* Less than 1.0%

                              CERTAIN TRANSACTIONS

     Mr. Noah T. Herndon, Director, is a partner in the investment banking firm of Brown Brothers Harriman & Co. ("Brown Brothers"). As announced March 1, 1995, the Company has engaged the services of Brown Brothers to solicit offers to purchase its fleet of rental automobiles and certain related assets and to act as financial advisor in connection with any such transaction. In addition, Brown Brothers will pay to Mr. Per E. Hoel, Director, twenty-five percent of any fees it receives in connection with any such transaction.

     Adverama, Inc. provides the Company with placement of Yellow Pages directory advertising, printing services, and promotional items. These transactions amounted to $3,401,000 during fiscal 1995. Adverama, Inc. is beneficially owned by the daughter of the Company's Chairman of the Board of Directors and majority stockholder. All services purchased from Adverama, Inc. were at rates and upon terms competitive with those that could be obtained from unaffiliated vendors. The amount payable to Adverama, Inc. was $373,000 at January 31, 1995. The Company plans to continue to utilize Adverama's services.

     The Company has a Mortgage Assistance Plan (the "Mortgage Plan") whereby an officer or key management employee of the Company who is required by the Company to relocate from his or her present location to a new work site, which relocation involves a distance between the employee's present location and the new work site of more than 50 miles, is eligible for a loan under the Mortgage Plan. Loans under the Mortgage Plan are only for the purchase of the eligible employee's first personal residence following relocation and are secured by a mortgage on such residence. The interest rate on all loans under the Mortgage Plan is at a fixed annual market rate of 7.5% of the outstanding principal balance. The Company loaned Mr. Reagan a total of $76,104 at an interest rate of 10% per annum for a six month duration during the construction of his personal residence. Repayment of the loan was extended to June 30, 1995. The loan is secured by Company stock owned by Mr. Reagan.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP has been selected to serve as the independent auditors of the Company and its subsidiaries for the fiscal year ending January 31, 1996. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions.

                             STOCKHOLDERS PROPOSAL

     Any stockholder who intends to present a proposal at the 1996 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than January 22, 1996. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

     This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this statement and the accompanying notice and form of proxy to all stockholders of record on the Record Date, the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold shares of Common Stock of the Company in order that such shares may be voted. Solicitation may also be made by the Company's officers and regular employees personally or by telephone or telegraph. The cost of the solicitation will be borne by the Company.

     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specifications, they will be voted to elect the nominees as set forth under "ELECTION OF DIRECTORS".

     The presence of any stockholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time before it is exercised, by a later appointment received by the secretary of the meeting, or by giving notice of a revocation to the secretary of the meeting in writing or in open meeting.

     If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the meeting.

     By order of the Board of Directors.

                                            THOMAS J. DOSTART
                                            Vice President, General Counsel and
                                            Secretary

May 19, 1995

                             NATIONAL AUTO CREDIT, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

                   JUNE 21, 1995 ANNUAL MEETING OF STOCKHOLDERS

     P
               The undersigned hereby appoints Robert J. Bronchetti and Per E. Hoel, and each of them with full power of substitution and
     R resubstitution as proxies for the undersigned to attend the Annual Meeting of Stockholders of National Auto Credit, Inc., to be held at the Company's principal executive offices, 30000 Aurora Road,
     O Solon, Ohio 44139 at 10:00 A.M. (Eastern Daylight Savings time) on June 21, 1995, and thereat, and at any adjournment thereof, to vote and act with respect to all shares of Common Stock of the Company
     X which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

     Y


                TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE. THE REVERSE SIDE NEED NOT BE COMPLETED.

                                     (Over)

                                                                / X /   PLEASE
                                                                         MARK
                                                                       EACH VOTE
                                                                       LIKE THIS
                ----------------
                     Common

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED TO ELECT THE NOMINEES AS DESCRIBED IN ITEM 1 BELOW.

                                                             FOR      WITHHOLD
                                                             ALL      FOR ALL
       1. ELECTION OF DIRECTORS: SAM J. FRANKINO                                  2. In their discretion, to vote
                                 NOAH T. HERNDON            /    /    /    /         upon such other business
                                                                                     as may properly come
                                                                                     before the meeting.

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
          WRITE THE NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

         ----------------------------------------------------------------------


                                                                                      COMMENTS/ADDRESS CHANGE

                                                                                  Please mark this box if you have  /    /
                                                                                   written comments/address change
                                                                                       on the reverse side.

               Signature(s) of Stockholder(s)_______________________________________________       Date __________________

        NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
